                           OFFER TO PURCHASE FOR CASH
                                       BY
                        CENTURY BUSINESS SERVICES, INC.
                                       OF
                  UP TO 14,000,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $3.30
                         NOR LESS THAN $3.00 PER SHARE
 THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
     TIME, ON WEDNESDAY, JULY 9, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     Century Business Services, Inc., a Delaware corporation (CBIZ), is offering to purchase for cash up to 14,000,000 shares of its common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of CBIZ.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $3.30 nor less than $3.00 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. All shares acquired in the tender offer will be acquired at the same price. We will select the lowest purchase price that will allow us to purchase 14,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $3.30 nor less than $3.00 per share. Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, on the terms and subject to the conditions of the tender offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this document, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal, including the section relating to the price at which you are tendering your shares.

     We reserve the right, in our sole discretion, to purchase more than 14,000,000 shares in the tender offer, subject to applicable law.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Our shares are listed and traded on the Nasdaq National Market under the symbol "CBIZ." On June 9, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the Nasdaq National Market was $3.01 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHICH PURCHASE PRICE OR PURCHASE PRICES TO TENDER YOUR SHARES. SEE SECTION 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS OR THE DEALER MANAGER OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

     Questions and requests for assistance may be directed to D. F. King & Co., Inc., the information agent for the tender offer, or to Banc of America Securities LLC, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the information agent.

                             ----------------------

                  The Dealer Manager for the Tender Offer is:

                         BANC OF AMERICA SECURITIES LLC

June 10, 2003

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you should either
(1)(a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Fifth Third Bank, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or
(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in
Section 3.

     If you are a participant in the CBIZ Business Services Employee Stock Investment Plan wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" to Fifth Third Bank, administrator of the plan, at least three days prior to the expiration date of the tender offer. If Fifth Third Bank has not received a participant's instructions at least three days prior to the expiration date of the tender offer, Fifth Third Bank will not tender any shares held on behalf of that participant.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $3.00 per share.

     The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the dealer manager.

     No representation or warranty, express or implied, is made by the dealer manager as to the accuracy or completeness of the information contained herein (or made available in connection with an evaluation of the tender offer or a decision to tender your shares) and nothing contained herein is, or shall be relied upon as, a promise or representation by the dealer manager as to the past or future. The dealer manager assumes no responsibility for the accuracy or completeness of such information.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
SUMMARY TERM SHEET.........................................................   iv
FORWARD-LOOKING STATEMENTS.................................................   ix
THE TENDER OFFER...........................................................    1
  SECTION 1.   Number of Shares; Proration.................................    1
  SECTION 2.   Purpose of the Tender Offer; Certain Effects of the Tender
               Offer; Plans and Proposals..................................    3
  SECTION 3.   Procedures for Tendering Shares.............................    5
  SECTION 4.   Withdrawal Rights...........................................    9
  SECTION 5.   Purchase of Shares and Payment of Purchase Price............   10
  SECTION 6.   Conditional Tender of Shares................................   11
  SECTION 7.   Conditions of the Tender Offer..............................   12
  SECTION 8.   Price Range of Shares; Dividends............................   14
  SECTION 9.   Source and Amount of Funds..................................   14
  SECTION 10.  Certain Information Concerning CBIZ.........................   15
  SECTION 11.  Interest of Directors and Executive Officers; Transactions
               and Arrangements Concerning Shares..........................   16
  SECTION 12.  Legal Matters; Regulatory Approvals.........................   19
  SECTION 13.  U.S. Federal Income Tax Consequences........................   19
  SECTION 14.  Extension of the Tender Offer; Termination; Amendment.......   23
  SECTION 15.  Fees and Expenses...........................................   24
  SECTION 16.  Miscellaneous...............................................   25

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?..........................    Century Business Services, Inc., which we
                                     refer to as "we," "us" or "CBIZ," is
                                     offering to purchase shares of its common stock, par value $0.01 per share, in a self-tender offer.

What will the purchase price for
the shares be and what will be
the form of payment?.............    We are conducting the tender offer through
                                     a procedure commonly called a modified
                                     "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $3.00 to $3.30 per share.
                                     We will select the lowest purchase price that will allow us to buy 14,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal indicating that you will accept the purchase price selected by us. You should understand that this election could result in your shares being purchased at the minimum price of $3.00 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
                                     See Section 1.

How many shares will CBIZ
purchase?........................    We will purchase 14,000,000 shares validly
                                     tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. 14,000,000 shares represents approximately 14.6% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of June 9, 2003, there were 95,999,137 shares issued and outstanding. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See
                                     Section 7.

Why is CBIZ making the tender
offer?...........................    We believe that the tender offer is a
                                     prudent use of our financial resources
                                     given our business profile, assets and
                                     current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. Our board of directors recently approved an authorization to repurchase 15,000,000 shares. Assuming we purchase 14,000,000 shares in the tender offer, we will be authorized to purchase an additional 1,000,000 shares in the future.
                                     See Section 2.

How will CBIZ pay for the
shares?..........................    Assuming we purchase 14,000,000 shares in
                                     the tender offer at the maximum specified purchase price of $3.30 per share, $46.2 million will be required to purchase such shares. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, by borrowing up to $47 million under our $73 million secured revolving credit facility. The tender offer is not conditioned upon the receipt of financing. See Sections 7 and 9.

Can I tender part of my shares at
different prices?................    Yes, you can elect to tender part of your
                                     shares at one price and an additional
                                     amount of shares at a second price.
                                     However, you cannot tender the same shares at different prices. If you tender some shares at one price and other shares at another price, you must use a separate letter of transmittal for each price. See
                                     Section 3.

How long do I have to tender my
shares?..........................    You may tender your shares until the tender
                                     offer expires. The tender offer will expire on Wednesday, July 9, 2003, at 5:00 p.m.,
                                     New York City time, unless we extend it.
                                     See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.

How will I be notified if CBIZ
extends the tender offer?........    We will issue a press release by 9:00 a.m.,
                                     New York City time, on the business day
                                     after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not
tender my shares?................    Upon the completion of the tender offer,
                                     non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2.

Are there any conditions to the
tender offer?....................    Yes. Our obligation to accept and pay for
                                     your tendered shares depends upon a number of conditions, including:

                                     - No legal action shall be pending, or
                                       shall have been threatened or taken, that might adversely affect the tender offer.

                                     - No commencement or escalation of a war,
                                       armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

                                     - No significant decrease in the price of
                                       our common stock or in the price of
                                       equity securities generally and no
                                       adverse changes in the U.S. stock markets or credit markets shall have occurred during the tender offer.

                                     - No one shall have proposed, announced or
                                       made a tender or exchange offer (other
                                       than this tender offer), merger, business combination or other similar transaction involving us.

                                     - No one (including certain groups) shall
                                       have acquired, or proposed to acquire,
                                       beneficial ownership of more than 5% of
                                       the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to June 10, 2003). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

                                     - No material adverse change in our
                                       business, condition (financial or
                                       otherwise), assets, income, operations,
                                       prospects or stock ownership shall have
                                       occurred during the tender offer.

                                     See Section 7.

How do I tender my shares?.......    To tender your shares, prior to 5:00 p.m.,
                                     New York City time, on Wednesday, July 9,
                                     2003, unless the tender offer is extended:

                                     - you must deliver your share
                                       certificate(s) and a properly completed
                                       and duly executed letter of transmittal
                                       to the depositary at the address
                                       appearing on the back cover page of this document; or

                                     - the depositary must receive a
                                       confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                     - you must comply with the guaranteed
                                       delivery procedure.

                                     If your shares are held through a broker, dealer, commercial bank or other nominee you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the information agent or the dealer manager for assistance. See
                                     Section 3 and the instructions to the
                                     related letter of transmittal.

                                     If you are a participant in the CBIZ
                                     Business Services Employee Stock Investment
                                     Plan wishing to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3, by returning the Instruction Form in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" to Fifth Third Bank at least three days prior to the expiration date of the tender offer. If Fifth Third Bank has not received a participant's instructions at least three days prior to the expiration date of the tender offer, Fifth Third Bank will not tender any shares held on behalf of that participant.

Once I have tendered shares in
the tender offer, can I withdraw
my tender?.......................    You may withdraw any shares you have
                                     tendered at any time before 5:00 p.m., New
                                     York City time, on Wednesday, July 9, 2003, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires.
                                     If we have not accepted for payment the
                                     shares you have tendered to us, you may
                                     also withdraw your shares after August 5, 2003. Participants in the CBIZ Business
                                     Services Employee Stock Investment Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in the CBIZ
                                     Business Services Employee Stock Investment
                                     Plan" sent to them separately. See Section
                                     4.

How do I withdraw shares I
previously tendered?.............    You must deliver, on a timely basis, a
                                     written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has CBIZ or its board of
directors adopted a position on
the tender offer?................    Our board of directors has approved the
                                     tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See Section
                                     2.

Will CBIZ's directors and
executive officers tender shares
in the tender offer?.............    Our directors and executive officers have
                                     advised us that they do not plan to tender any shares in the tender offer. See Section
                                     11.

Following the tender offer, will
CBIZ continue as a public
company?.........................    We do not believe that our purchase of
                                     shares in the tender offer will cause our remaining shares to be delisted from the Nasdaq National Market or cause us to be eligible for deregistration under the
                                     Securities Exchange Act of 1934. It is a condition of our obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that these events will occur. See
                                     Section 7.

What happens if more than
14,000,000 shares are tendered in
the tender offer?................    We will purchase shares:

                                     - first, from all holders of "odd lots" of
                                       less than 100 shares (not including any
                                       shares held in the CBIZ Business Services
                                       Employee Stock Investment Plan) who
                                       properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

                                     - second, after purchasing the shares from
                                       the "odd lot" holders, from all other
                                       stockholders (including participants in
                                       the CBIZ Business Services Employee Stock
                                       Investment Plan) who properly tender
                                       shares at or below the purchase price
                                       selected by us, on a pro rata basis,
                                       subject to the conditional tender
                                       provisions described in Section 6; and

                                     - third, only if necessary to permit us to
                                       purchase 14,000,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price.

                                     See Section 1.

When will CBIZ pay for the shares
I tender?........................    We will pay the purchase price, net to you
                                     in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Section 5.

What is the recent market price
of my CBIZ shares?...............    On June 9, 2003, the last trading day prior
                                     to the commencement of the tender offer, the closing price of our shares on the Nasdaq National Market was $3.01 per share.
                                     You are urged to obtain current market
                                     quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See
                                     Section 8.

Will I have to pay brokerage
commissions if I tender my
shares?..........................    If you are a registered stockholder and you
                                     tender your shares directly to the
                                     depositary, you will not incur any
                                     brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable.
                                     See Section 2.

What are the U.S. federal income
tax consequences if I tender my
shares?..........................    Generally, you will be subject to U.S.
                                     federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

Will I have to pay any stock
transfer tax if I tender my
shares?..........................    If you instruct the depositary in the
                                     letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax.
                                     See Section 5.

Whom can I talk to if I have
questions?.......................    The information agent and the dealer
                                     manager can help answer your questions. The information agent is D. F. King & Co., Inc.
                                     and the dealer manager is Banc of America
                                     Securities LLC. Their contact information is set forth on the back cover page of this document.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or similar phrases. Such forward-looking statements involve risks and uncertainty and actual results may differ materially from such statements and undue reliance should not be placed on such statements. Important factors potentially affecting the tender offer and our performance include, but are not limited to:

     - major slowdowns in the economy, including the impact of armed hostilities or any other international or national calamity, including any act of terrorism, on the economy;

     - any reversal in the current trend of outsourcing business services;

     - the sensitivity of our business to revenue fluctuations;

     - slower than expected payments on our accounts receivable or notes receivable, or the possibility that amounts due on receivables or notes may not be fully collectable;

     - any loss of the services of our executive officers and other key employees;

     - limitations on the clients we service and the ability of attest firms with which we have contractual relationships to provide attestation services due to independence requirements and conflict of interest rules;

     - any change in governmental regulations and interpretations affecting our business;

     - risk relating to processing customer transactions for our payroll, medical practice management, property tax management and certain other transaction processing businesses;

     - risk relating to software we license from third parties;

     - errors and omissions in our business resulting in professional malpractice and similar claims;

     - our reliance on information processing systems;

     - whether we complete any significant acquisition and whether such acquisitions can operate profitably; and

     - the competitive and fragmented nature of the outsourcing business.

     IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, WHICH IS INCORPORATED BY REFERENCE HEREIN, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

                                THE TENDER OFFER

SECTION 1. NUMBER OF SHARES; PRORATION

     GENERAL. Upon the terms and subject to the conditions of the tender offer, CBIZ will purchase 14,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $3.30 nor less than $3.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Wednesday, July 9, 2003, unless and until CBIZ, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by CBIZ, shall expire. See
Section 14 for a description of CBIZ's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, CBIZ may, and CBIZ expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See
Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

     If (1)(a) CBIZ increases the price to be paid for shares above $3.30 per share or decreases the price to be paid for shares below $3.00 per share, (b) CBIZ increases the number of shares being sought in the tender offer and this increase in the number of shares being sought exceeds 2% of the outstanding shares, or (c) CBIZ decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

     In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $3.30 nor less than $3.00 per share, at which they are willing to sell their shares to CBIZ under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $3.00 or as high as $3.30. Promptly following the expiration date, CBIZ will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. CBIZ will select the lowest purchase price, not greater than $3.30 nor less than $3.00 per share, net to the seller in cash, without interest, that will enable it to purchase 14,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer.

     Only shares properly tendered at or below the purchase price and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares CBIZ seeks are properly tendered at or below the purchase price. All shares tendered and not purchased under the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at CBIZ's expense promptly after the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Stockholders also can specify the order in which the specified

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portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the depositary.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 14,000,000 shares, or such greater number of shares as CBIZ may elect to purchase, subject to applicable law, CBIZ will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the tender offer, if greater than 14,000,000 shares, or such greater number of shares as CBIZ may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, CBIZ will purchase properly tendered shares on the basis set forth below:

          (1) First, CBIZ will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

             (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

             (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

          (2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in
     Section 6, CBIZ will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis.

          (3) Third, only if necessary to permit us to purchase 14,000,000 shares (or such greater number of shares as CBIZ may elect to purchase), CBIZ will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     ODD LOTS. For purposes of the tender offer, the term "odd lots" shall mean all shares other than shares held in the CBIZ Business Services Employee Stock Investment Plan properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares, or with respect to any shares held in the CBIZ Business Services Employee Stock Investment Plan. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

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

     CBIZ also reserves the right, but will not be obligated, to purchase all shares duly tendered by any stockholder that tenders all shares owned beneficially or of record at or below the purchase price and that, as a result of proration, then would own beneficially or of record an aggregate of fewer than 100 shares. If CBIZ exercises this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of this right, subject to applicable law.

     PRORATION. If proration of tendered shares is required, CBIZ will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in
Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, CBIZ does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

     As described in Section 13, the number of shares that CBIZ will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on CBIZ's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER;
           PLANS AND PROPOSALS.

     PURPOSE OF THE TENDER OFFER. CBIZ's management and its board of directors have evaluated CBIZ's operations, strategy and expectations for the future and believe that the tender offer is a prudent use of CBIZ's financial resources given its business profile, assets and current market price. CBIZ believes that its current financial condition and debt capacity exceed the financial requirements of its business, including the capital requirements to improve its operations and appropriate financial flexibility for general corporate purposes.

     CBIZ believes that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of CBIZ's capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in CBIZ and its future operations at no additional cost. As a result, the board of directors believes that investing in CBIZ's own shares in this manner is an attractive use of capital and an efficient means to provide value to stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

     CBIZ has previously repurchased shares as a means of increasing stockholder value. Between September 1, 2001 and October 25, 2001, CBIZ repurchased 170,000 shares at an average purchase price per share of $2.58. On June 9, 2003, the CBIZ board of directors approved an authorization to repurchase an additional 15,000,000 shares. Assuming CBIZ purchases 14,000,000 shares in the tender offer, CBIZ will be authorized to purchase an additional 1,000,000 shares in the future.

     After the tender offer is completed, CBIZ believes that its anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for its needs. Depending on the number of shares purchased in the tender offer, the result and prospects of CBIZ's business, prevailing economic and market conditions and the market price of the shares, CBIZ currently intends to continue its repurchase program subsequent to the termination of the tender offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," prohibits CBIZ and its affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date.

     Neither CBIZ or the CBIZ board of directors nor the dealer manager or information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. CBIZ has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender.

     CBIZ's directors and executive officers have advised CBIZ that they do not intend to tender any shares in the tender offer. See Section 11.

     CERTAIN EFFECTS OF THE TENDER OFFER. Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in CBIZ and thus in CBIZ's future earnings and assets, subject to CBIZ's right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price higher or lower than the purchase price in the tender offer. CBIZ can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

     Shares that CBIZ acquires pursuant to the tender offer will be held as treasury stock.

     The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of CBIZ stockholders. Assuming CBIZ acquires 14,000,000 shares in the tender offer, 81,999,137 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price. Nonetheless, CBIZ anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     CBIZ does not believe that the purchase of shares in the tender offer will cause the remaining shares to be delisted from the Nasdaq National Market. The tender offer is conditioned upon there not being any reasonable likelihood, in CBIZ's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause the shares to be delisted from the Nasdaq National Market. See Section 7.

     The shares are registered under the Exchange Act, which requires, among other things, that CBIZ furnish information to its stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of stockholders. CBIZ believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in CBIZ's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act. See Section 7.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. CBIZ believes that, following the purchase of the shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     PLANS AND PROPOSALS. Except as disclosed herein, or as may occur in the ordinary course of its business, CBIZ currently has no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving CBIZ or any of its subsidiaries;

     - a purchase, sale or transfer of a material amount of CBIZ's assets;

     - any material change in CBIZ's present dividend rate or policy, indebtedness or capitalization;

     - any change in CBIZ's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - any other material change in CBIZ's corporate structure or business;

     - a class of CBIZ's equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

     - a class of CBIZ's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of CBIZ's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of CBIZ, or the disposition of securities by CBIZ; or

     - any changes in CBIZ's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of CBIZ.

     CBIZ reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" (as defined below) or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of The Depository Trust Company, referred to as the "book-entry transfer facility," and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase, or
(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Stockholder" on the letter of transmittal the price (in increments of $0.05) at which shares are being tendered, or (2) "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal that the stockholder will accept the purchase price determined by CBIZ in accordance with the terms of the tender offer. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section in each letter of transmittal.

     If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $3.00 per share.

     If tendering stockholders wish to indicate a specific price (in increments of $0.05) at which their shares are being tendered, they must check a box under the section captioned "Shares Tendered at Price Determined by

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

Stockholder." Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     Stockholders may tender shares subject to the condition that all, a specified minimum number of shares or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 6 and Section 13.

     Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

     Participants in the CBIZ Business Services Employee Stock Investment Plan who wish to tender some or all of the shares allocated to their account must follow the instructions in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" furnished separately and return the Instruction Form included therewith to Fifth Third Bank in accordance with those instructions. The Instruction Form must be received by Fifth Third Bank not later than three days prior to the expiration date, or no shares allocated to the participant's account will be tendered. Participants in the CBIZ Business Services Employee Stock Investment Plan may not use the Letter of Transmittal to tender any of the shares held in their plan account. Participants in the CBIZ Business Services Employee Stock Investment Plan must use the Instruction Form to instruct Fifth Third Bank to tender their shares in the CBIZ Business Services Employee Stock Investment Plan.

     Participants in the CBIZ Business Services Employee Stock Investment Plan who also hold shares outside of the plan will need to follow the instructions above regarding the Letter of Transmittal with respect to shares held outside the plan and the instructions in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" for the Instruction Form with respect to shares held under the CBIZ Business Services Employee Stock Investment Plan.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in book-entry transfer facility, whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, as amended. See Instruction 1 of the letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (ATOP), and any other documents required by the letter of transmittal. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or
(2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CBIZ may enforce such agreement against such participant.

     Participants in the book-entry transfer facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the letter of transmittal and that the letter of transmittal may be enforced against that stockholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, as amended by the Jobs and Growth Tax Reconciliation Act of 2003, 28% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the information agent. See Instructions 14 and 15 of the letter of transmittal.

     To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

     FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 28% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 14 and 15 of the letter of transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form CBIZ has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by CBIZ, in its sole discretion, and CBIZ's determination will be final and binding on all parties. CBIZ reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which CBIZ determines may be unlawful. CBIZ also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and CBIZ's interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by CBIZ. None of CBIZ, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     PROCEDURES FOR PARTICIPANTS IN THE CBIZ BUSINESS SERVICES EMPLOYEE STOCK INVESTMENT PLAN. Participants in the CBIZ Business Services Employee Stock Investment Plan may instruct Fifth Third Bank, the administrator of the plan, to tender some or all of the shares allocated to a participant's account by completing the Instruction Form in accordance with the instructions in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" furnished separately and returning it to Fifth Third Bank in accordance with those instructions. All documents furnished to stockholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the CBIZ Business Services Employee Stock Investment Plan cannot use the Letter of Transmittal to direct the tender of shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the CBIZ Business Services Employee Stock Investment Plan who also hold shares outside of the plan, however, must use the Letter of Transmittal to tender shares held outside of the plan and must complete the Instruction Form according to the instructions in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" for shares held under the plan.

     TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; CBIZ'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to CBIZ that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. CBIZ's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and CBIZ upon the terms and conditions of the tender offer.

     LOST OR DESTROYED CERTIFICATES. Stockholders whose share certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Fifth Third Bank, the transfer agent for CBIZ shares, at (800) 837-2755 or (513) 534-5320 for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated. Stockholders are urged to contact Fifth Third Bank immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to CBIZ, the dealer manager or the information agent. Any such documents delivered to CBIZ, the dealer manager or the information agent will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by CBIZ under the tender offer, also may be withdrawn at any time after August 5, 2003.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book- entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by CBIZ, in its sole discretion, whose determination will be final and binding. None of CBIZ, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     Participants in the CBIZ Business Services Employee Stock Investment Plan who wish to withdraw their shares must follow the instructions in the "Letter to Participants in the CBIZ Business Services Employee Stock Investment Plan" furnished separately.

     Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If CBIZ extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to CBIZ's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of CBIZ, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, CBIZ (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date. For purposes of the tender offer, CBIZ will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, CBIZ will accept for payment and pay a single per share purchase price not greater than $3.30 nor less than $3.00 per share for 14,000,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the depositary of:

     - certificates for shares or of a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal, an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     CBIZ will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from CBIZ and transmitting payment to the tendering stockholders.

     In the event of proration, CBIZ will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, CBIZ does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at CBIZ's expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by CBIZ regardless of any delay in making the payment. In addition, if certain events occur, CBIZ may not be obligated to purchase shares under the tender offer. See Section 7.

     CBIZ will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the letter of transmittal.

     Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign stockholders.

SECTION 6. CONDITIONAL TENDER OF SHARES.

     Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal. Each stockholder is urged to consult with his or her own financial or tax advisor.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 14,000,000 shares (or such greater number of shares as CBIZ may elect to purchase) are properly tendered and not properly withdrawn and CBIZ must prorate its acceptance of and payment for tendered shares, CBIZ will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a letter of transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date without any expense to the stockholder.

     After giving effect to these withdrawals, CBIZ will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 14,000,000 (or such greater number of shares as CBIZ may elect to purchase) then, to the extent feasible, CBIZ will select enough of the conditional tenders that would otherwise have been withdrawn to permit CBIZ to purchase 14,000,000 shares (or such greater number of shares as CBIZ may elect to purchase). In selecting among the conditional tenders, CBIZ will select by random lot treating all tenders by a particular taxpayer as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their shares.

SECTION 7. CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, CBIZ will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after June 10, 2003 and before the expiration date, any of the following events shall have occurred (or shall have been determined by CBIZ to have occurred) that, in CBIZ's reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in CBIZ's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of CBIZ and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CBIZ or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to CBIZ;

          (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or CBIZ or any of its subsidiaries, by any court or any authority, agency or tribunal that, in CBIZ's reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of CBIZ, or render CBIZ unable, to accept for payment or pay for some or all of the shares, (c) materially impair the contemplated benefits of the tender offer to CBIZ, or
     (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of CBIZ and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CBIZ or any of its subsidiaries;

          (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in CBIZ's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of CBIZ, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of CBIZ and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CBIZ or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on June 9, 2003;

          (4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving CBIZ or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

          (5) CBIZ learns that (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before June 10, 2003), or (b) any entity, group or person who has filed a
     Schedule 13D or Schedule 13G with the Commission on or before June 10, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares;

          (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire CBIZ or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire CBIZ or any of its subsidiaries or any of the respective assets or securities of CBIZ and its subsidiaries;

          (7) any change or changes have occurred or are threatened in CBIZ or CBIZ's subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the reasonable judgment of CBIZ, has a material adverse effect on the benefits of the tender offer to CBIZ; or

          (8) there shall be any reasonable likelihood, as determined by CBIZ in its reasonable judgment, that the consummation of the tender offer and the purchase of the shares will cause the shares to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of CBIZ and may be asserted by CBIZ regardless of the circumstances giving rise to any of these conditions, and may be waived by CBIZ, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. CBIZ's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if CBIZ waives any of the conditions described above, CBIZ may be required to extend the expiration date. Any determination or judgment by CBIZ concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are traded and quoted on the Nasdaq National Market, under the trading symbol "CBIZ." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the Nasdaq National Market, as applicable.

                                                              HIGH     LOW
                                                              -----   -----
FISCAL YEAR 2001
  First Quarter.............................................  $2.63   $1.16
  Second Quarter............................................   5.50    1.59
  Third Quarter.............................................   4.78    2.20
  Fourth Quarter............................................   2.75    1.50
FISCAL YEAR 2002
  First Quarter.............................................  $3.56   $2.05
  Second Quarter............................................   4.07    2.81
  Third Quarter.............................................   3.21    1.91
  Fourth Quarter............................................   3.50    2.20
FISCAL YEAR 2003
  First Quarter.............................................  $2.99   $2.30
  Second Quarter (through June 9, 2003).....................   3.10    2.50

     On June 9, 2003, the last trading day before the date of announcement of the tender offer, the reported sales price of the shares on the Nasdaq National Market was $3.01 per share. Stockholders are urged to obtain current market quotations for the shares.

     CBIZ has not paid any dividends on the common stock to date and currently anticipates that any earnings will be retained for the development of its business. Accordingly, no dividends are expected to be declared or paid on the shares for the foreseeable future.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     Assuming CBIZ purchases 14,000,000 shares in the tender offer at the maximum specified purchase price of $3.30 per share, $46.2 million will be required to purchase such shares. CBIZ anticipates that it will obtain the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to $47 million under its $73 million secured revolving credit facility. CBIZ intends to repay amounts borrowed under the revolving credit facility for the purchase of shares tendered in the tender offer with available cash flow. The tender offer is not conditioned upon the receipt of financing. See Section 7.

     The revolving credit facility has been established pursuant to and is part of a credit agreement, dated as of September 26, 2002, among CBIZ, as borrowers, Bank of America, N.A., as agent, issuing bank, and swing line lender and the other lenders party thereto. The revolving credit facility is a $73 million senior revolving credit facility which matures on September 26, 2005, or such later date as extended under the terms of the credit agreement. CBIZ may request that the facility be increased up to $80 million. The revolving credit facility is guaranteed by CBIZ's domestic subsidiaries other than certain excluded subsidiaries. The facility is secured by all the assets and capital stock of CBIZ and its subsidiaries. The facility provides for a borrowing base based upon eligible receivables and eligible unbilled work in process. The revolving credit facility is available to finance indebtedness of CBIZ and its subsidiaries and for working capital and other general corporate purposes, including acquisitions and capital expenditures not in violation of the credit agreement. The credit agreement was amended on June 9, 2003, effective June 6, 2003, to permit CBIZ to consummate the tender offer. Up to $10.0 million of the revolving credit facility is also available for the issuance of letters of credit, which will require CBIZ to pay certain fees in connection therewith.

     Under the credit agreement, CBIZ may borrow funds at interest rates based on a base rate of interest plus a variable applicable margin. Loans will bear interest at CBIZ's option at: (A) a base rate of interest payable at the higher of (1) the prime rate charged by Bank of America, and (2) the federal funds rate plus 0.5%, or (B) a eurodollar rate, plus in each case a margin based on a CBIZ's achieving certain leverage ratios as set forth in the credit agreement.

     A default rate will apply in the event of a default on any loans under the credit agreement at a rate per annum of 2.00% above the then applicable rate of interest.

     The credit agreement contains representations, warranties and conditions to borrowing, covenants and events of default customary for facilities of this nature. Among the financial covenants contained in the credit agreement, CBIZ is required to maintain compliance with a minimum "fixed charge coverage ratio," a maximum "leverage ratio" and a "minimum net worth requirement" (as such terms are defined in the credit agreement). All borrowings under the revolving credit facility are subject to conditions precedent that include requirements relating to prior notice of borrowing, the accuracy of representations and warranties contained in the credit agreement and the absence of any "default" or "event of default" (as such terms are defined in the credit agreement). The revolving credit facility may be prepaid in whole or in part without premium or penalty.

     The foregoing description is qualified in its entirety by reference to the credit agreement, a copy of which is filed as an exhibit to the Schedule TO in which this document has been filed with the Commission and is incorporated by reference herein.

SECTION 10. CERTAIN INFORMATION CONCERNING CBIZ.

     GENERAL. CBIZ is a diversified services company which, acting through its subsidiaries, provides professional outsourced business services primarily to small and medium-sized businesses, as well as individuals, governmental entities and not-for-profit enterprises throughout the United States and Toronto, Canada. CBIZ delivers integrated services through its Accounting, Tax and Advisory (formerly known as the Business Solutions Group), Benefits and Insurance, and National Practices groups.

     CBIZ provides services through 59 business units with more than 160 offices located in 33 states, Washington D.C., and Toronto, Canada. Included in this total, and managed within the National Practice group, is CBIZ's medical practice management business unit which has 73 offices.

     CBIZ's goal is to be the leading provider of outsourced business services within its target markets by providing clients with a broad range of high-quality products and services; expanding locally through internal growth; and through cross-severing. CBIZ initiated an acquisition program in November 1996 to expand its operations in the professional outsourced business services industry. From 1996 to 2000, CBIZ acquired and retained approximately 145 companies. The acquisition program was resumed in October 2002, and three additional acquisitions have been made since that time. It remains CBIZ's intention to selectively acquire businesses with complementary services in target markets.

     Formed as a Delaware corporation in 1987 under the name Stout Environmental, Inc., CBIZ was acquired by Republic Industries, Inc. in 1992. In April 1995, Republic spun off its hazardous waste operations, including CBIZ's predecessor company, to stockholders. Re-named Republic Environmental Systems, Inc., CBIZ's common stock began trading on the Nasdaq National Market under the symbol "RESI." On June 24, 1996, the trading symbol changed to "IASI" in anticipation of a merger with Century Surety Company and Commercial Surety Agency, Inc., which resulted in a change of CBIZ's name to "International Alliance Services, Inc." This name change signaled CBIZ's move away from the hazardous waste business. CBIZ divested all remaining hazardous waste operations in 1997. On December 23, 1997, CBIZ changed its name to Century Business Services, Inc. and began trading under the symbol "CBIZ."

     CBIZ's principal executive office is located at 6480 Rockside Woods Blvd., South, Suite 330, Cleveland, Ohio 44131 and its telephone number is (216) 447-9000.

     AVAILABLE INFORMATION. CBIZ is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. CBIZ is required to disclose in these periodic reports certain information, as of particular dates, concerning the CBIZ directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of CBIZ and any material interest of such persons in transactions with CBIZ.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CBIZ has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     INCORPORATION BY REFERENCE. CBIZ's annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 27, 2003, its quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003, its Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 27, 2003, and all documents filed by CBIZ with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the earlier of the "expiration date" and the termination of the tender offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

     Stockholders can obtain any of the documents incorporated by reference in this document from CBIZ or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from CBIZ without charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from CBIZ at 6480 Rockside Woods Blvd., South, Suite 330, Cleveland, Ohio 44131; telephone: (216) 447-9000. Any stockholder requesting information should be sure to include his or her complete name and address in the request. If a stockholder requests any incorporated documents, CBIZ will mail them to you by first class mail, or another equally prompt means, within one business day after CBIZ receives your request.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
            ARRANGEMENTS CONCERNING SHARES.

     As of June 9, 2003, CBIZ had 95,999,137 issued and outstanding shares, excluding 15,000,000 shares of common stock reserved for issuance under its stock option plans, of which 10,819,214 shares are subject to outstanding options and 4,180,786 shares are currently reserved for issuance under the plans, none of which have been issued. The 14,000,000 shares that CBIZ is offering to purchase represent approximately 14.6% of the shares outstanding on June 9, 2003.

     As of June 9, 2003, the directors and executive officers of CBIZ as a group (11 persons) beneficially owned 2,503,088 shares (which number includes 1,818,966 shares issuable upon exercise of options which are exercisable within 60 days of June 9, 2003), or 2.6% of the total outstanding shares on that date. CBIZ's directors and executive officers have advised CBIZ that they do not intend to tender any shares in the tender offer. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of June 9, 2003 (including shares under exercisable options); and (ii) assuming CBIZ purchases 14,000,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer, the percentage beneficially owned after consummation of the tender offer.

                                                                               PERCENTAGE OF SHARES
                                                                                BENEFICIALLY OWNED
                                                                             ------------------------
                                                               NUMBER OF      BEFORE        AFTER
BENEFICIAL OWNER(1)                  POSITION                 SHARES OWNED   THE OFFER   THE OFFER(2)
-------------------                  --------                 ------------   ---------   ------------
Steven L. Gerard       Chairman and Chief Executive Officer      930,428(1)      *          1.13%
Rick L. Burdick        Director and Vice Chairman                144,034(2)      *            *
Gary W. DeGroote       Director                                  188,100(3)      *            *
Joseph S. DiMartino    Director                                   95,000(4)      *            *
Harve A. Ferrill       Director                                   67,500(5)      *            *
Richard C. Rochon      Director                                  115,555(6)      *            *
Jerome P. Grisko,      President and Chief Operating             276,100(7)      *            *
  Jr.                  Officer
Ware H. Grove          Senior Vice President and Chief            96,000(8)      *            *
                       Financial Officer
Leonard Miller         Senior Vice President, Accounting,        161,644(9)      *            *
                       Tax and Advisory
Robert A. O'Byrne      Senior Vice President, Benefits and       419,727(10)     *            *
                       Insurance
Michael W. Gleespen    Secretary and General Counsel               9,000(11)     *            *
All directors and                                              2,503,088     2.61%          3.05%
  officers as a
  group (11
  persons)

---------------

  * Represents less than 1% of the total number of outstanding shares.

 (1) Consists of 13,762 shares of common stock owned of record by Mr. Gerard and options to purchase 916,666 shares of common stock granted to Mr. Gerard under the Century Employee's Stock Option Plan (the "Century Option Plan") which are exercisable within 60 days of June 9, 2003.

 (2) Consists of 9,034 shares of common stock owned of record by Mr. Burdick and options to purchase 135,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (3) Consists of 21,100 shares of common stock owned of record by GWD Management, Inc., of which Mr. DeGroote is the sole director and shareholder; 112,000 shares of common stock held in a fixed irrevocable trust and options to purchase 55,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9 2003. Gary W. DeGroote is the son of Michael G. DeGroote, who is the beneficial owner of greater than 10% of outstanding Century stock.

 (4) Consists of 35,000 shares of common stock owned of record by Mr. DiMartino and options to purchase 60,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (5) Consists of 7,500 shares of common stock owned of record by The Harve A. Ferrill Trust U/A 12/31/69 and options to purchase 60,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (6) Consists of 55,555 shares of common stock owned of record by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Rochon, and options to purchase 60,000 shares of common stock granted to Mr. Rochon under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (7) Consists of 3,500 shares of common stock owned of record by Mr. Grisko and options to purchase 272,600 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (8) Consists of 6,000 shares of common stock owned of record by Mr. Grove and options to purchase 90,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

 (9) Consists of 53,644 shares of common stock owned of record by Mr. Miller, 60,000 shares of common stock owned of record by the Miller Family Partnership, and options to purchase 48,000 shares of common stock granted under the Century Option Plan that are exercisable within 60 days of June 9, 2003.

(10) Consists of 265,017 shares of common stock owned of record by Mr. O'Byrne and options to purchase 112,700 shares of common stock granted under the Century Option Plan held in Mr. O'Byrne's name and 42,010 shares of common stock held by MRCP, L.C., a Missouri Limited Company in which Mr. O'Byrne has a 25% interest, all of which are exercisable within 60 days of June 9, 2003.

(11) Consists of options to purchase 9,000 shares of common stock granted under the CenturyOption Plan that are exercisable within 60 days of June 9, 2003.

     Michael G. DeGroote, the father of Gary W. DeGroote, beneficially owns 14,788,098 shares through Westbury (Bermuda) Ltd., a corporation controlled by him. Westbury (Bermuda) Ltd. is located at Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, HMEX Bermuda. Mr. DeGroote has advised us that he does not plan to tender any shares in the tender offer.

     AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS. CBIZ is a party to employment agreements with Messrs. Gerard, Grisko and Grove. The employment agreements provide for annual base salaries and bonuses. The annual bonuses provided for by Mr. Gerard's agreement are guaranteed and subject to increase based upon achievement of performance goals established by the compensation committee of the board of directors. The annual bonuses provided for by Mr. Grisko's and Mr. Grove's employment agreements are discretionary. Pursuant to the agreements, Messrs. Gerard, Grisko and Grove were granted nonqualified stock options to acquire shares of common stock at the fair market value of the stock at the date of granting. Other compensation provided for by the agreements includes all benefits generally available to senior level executives of CBIZ, such as participation in CBIZ welfare, pension and incentive benefit plans.

     If Mr. Gerard's agreement is terminated by CBIZ without cause or by Mr. Gerard for reasons such as a change of control of CBIZ, Mr. Gerard is entitled to (i) his base salary and vacation pay through the date of termination, (ii) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination,
(iii) maintenance of health and life insurance coverage, and (iv) other amounts due through the date of termination.

     If Mr. Grisko's agreement is terminated by CBIZ without cause or by Mr. Grisko for reasons such as a change of control of CBIZ, Mr. Grisko is entitled to (i) a cash payment of two-times Mr. Grisko's base salary at the time of termination, (ii) continued participation for two years in CBIZ health and welfare benefit plans, (iii) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, and (iv) receipt of title to any company vehicle then in use by Mr. Grisko.

     If Mr. Grove's agreement is terminated by CBIZ without cause or by Mr. Grove for reasons such as a change of control of CBIZ, Mr. Grove is entitled to
(i) continued payment for a period of one year of Mr. Grove's base salary at the time of termination, and (ii) continued participation for one year in CBIZ health and welfare benefit plans.

     CBIZ has a stock option plan for key employees: the Century Business Services, Inc. 2002 Amended and Restated Stock Incentive Plan. The plan provides for the granting of stock options (both incentive stock options and nonqualified stock options) to purchase up to 15,000,000 shares at a price not less than the fair market value on the date the option is granted. Key employees are also eligible to participate in the Century Business Services, Inc. Annual Incentive Plan, which awards cash bonuses under the Century Business Services, Inc. 2002 Amended and Restated Stock Incentive Plan as a function of stock performance on an earnings per share basis.

     Options become exercisable as determined at the date of the grant by the compensation committee of the board of directors. Unless an earlier expiration date is set at the time of the grant or results from termination of an optionee's employment or a merger, consolidation, acquisition, liquidation or dissolution of CBIZ, incentive stock options expire six years after the date of the grant and nonqualified stock options expire six years and a day after the grant.

     CBIZ also maintains the CBIZ Business Services Employee Stock Investment Plan pursuant to which eligible employees are granted options to purchase shares at market prices. Eligible employees contribute to the Employee Stock Investment Plan by payroll deduction or by additional discretionary payments made to the Plan Administrator. These contributions are then used to purchase shares. A total of 1,000,000 shares are authorized for issuance under the Employee Stock Investment Plan.

     Based on CBIZ's records and on information provided to CBIZ by its directors, executive officers, affiliates and subsidiaries, neither CBIZ nor any of its affiliates or subsidiaries nor, to the best of knowledge of CBIZ, any of CBIZ or its subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to June 10, 2003. Options, vesting in 20% increments over a five year period beginning one year from the date of award, for a total of 39,000 shares were awarded to key corporate officials within this time period.

     Except as otherwise described in this Offer to Purchase or as described in CBIZ's most recent proxy statement, neither CBIZ nor, to the best knowledge of CBIZ, any of CBIZ's affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of CBIZ's securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, CBIZ is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by CBIZ as contemplated by the tender offer. Should any approval or other action be required, CBIZ presently contemplates that it will seek that approval or other action. CBIZ is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of CBIZ under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 13. U.S. FEDERAL INCOME TAX CONSEQUENCES.

     GENERAL. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange.

     In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by CBIZ under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from CBIZ.

     Under Section 302 of the Code, a United States holder whose shares are purchased by CBIZ under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in CBIZ;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to CBIZ and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by CBIZ under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by CBIZ from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by CBIZ in the event of proration under the tender offer. This right of designation is not available, however, with respect to shares held in the CBIZ 401(k) Plan. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION. If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by CBIZ under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by CBIZ under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend at ordinary income tax rates to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of CBIZ. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of CBIZ, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by CBIZ under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     The recently enacted "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of dividends and long term capital gains of individuals. Under this legislation, dividends received in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2003, by individuals are taxed at a maximum rate of 15%. The rate applicable to individuals with taxable income below $68,800 (if single) or $114,650 (if married and filing jointly) is 5% (0% in 2008). In order to qualify for the special rate for dividends, the shares must have been held for more than 60 days during the 120 day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (in this case, prior to the repurchase date) and the taxpayer cannot be under an obligation (pursuant to a short sale of otherwise) to make related payments with respect to positions in substantially similar or related property. Finally, to the extent that a redemption is treated as a dividend, and the dividends paid (or amounts treated as dividends for tax purposes) (x) in any 85 day period exceed 10%, or (y) in any 365 day period, exceed 20% of the taxpayer's basis (or, in certain cases, the fair market value of such shares), then any subsequent loss on the sale or exchange of the shares shall be treated, to that extent, as long term capital loss. As such, these changes may impact the tax consequences of this tender offer to certain United States holders.

     CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security (such as the convertible securities). A shareholder in a corporation is treated as owning that shareholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the shareholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 have been satisfied. Additionally, CBIZ cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause CBIZ to accept fewer shares than are tendered. Therefore, no assurance can be given that CBIZ will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by CBIZ under the tender offer to be treated as a sale or exchange for federal income tax purposes:

          Complete Termination Test. The purchase of a holder's shares by CBIZ under the tender offer will result in a "complete termination" of the holder's equity interest in CBIZ if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in CBIZ are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a "complete termination" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          Substantially Disproportionate Test. The purchase of a holder's shares by CBIZ under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own CBIZ common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

          Not Essentially Equivalent to a Dividend Test. The purchase of a holder's shares by CBIZ under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in CBIZ as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that the redemption of any amount of stock that is nonvoting, nonconvertible and limited and preferred as to dividends and in liquidation (such as the Cumulative Exchangeable Preferred Stock) represents a meaningful reduction of the shareholder's proportionate interest in the corporation if the shareholder does not own stock of any other class. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     FOREIGN STOCKHOLDERS. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign stockholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by CBIZ in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign stockholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign stockholder is a corporation); or (ii) the foreign stockholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) CBIZ is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which CBIZ does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign stockholder's holding period. Even if CBIZ were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign stockholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). CBIZ believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign stockholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign stockholder's shares by CBIZ under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign stockholder. Instead, the entire amount received by the foreign stockholder with respect to the purchase of its shares by CBIZ under the tender offer will be treated as a distribution to the foreign stockholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign stockholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of CBIZ. Dividends paid to foreign stockholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) and an IRS form that is available from the depositary is filled with CBIZ. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Stockholders whose shares are not purchased by CBIZ under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

     TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS. Treasury regulations generally require a stockholder that recognizes a loss on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, $5 million for partnerships and S corporations, and $10 million for corporations to disclose the transaction and certain other information on IRS form 8886. The regulations also require "material advisors" to such a transaction maintain records (including participant lists) and furnish such records to the IRS on demand. Significant penalties may be imposed for failure to comply with these requirements.

     Final regulations have been issued by the Treasury Department clarifying the types of transactions subject to these disclosure and list maintenance rules. As these rules are relatively new, it remains unclear how they will apply to a sale of shares pursuant to the tender offer. Stockholders should consult your their tax advisors with regard to any possible disclosure obligations with respect to their exchange of shares.

     The discussion set forth above is included for general information only. Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws., and any proposed changes in applicable tax laws.

SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     CBIZ expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by CBIZ to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. CBIZ also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. CBIZ's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that CBIZ must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, CBIZ further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by CBIZ to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which CBIZ may choose to make a public announcement, except as required by applicable law, CBIZ shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If CBIZ materially changes the terms of the tender offer or the information concerning the tender offer, CBIZ will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) CBIZ increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and, (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15. FEES AND EXPENSES.

     CBIZ has retained Banc of America Securities LLC to act as the dealer manager in connection with the tender offer. Banc of America Securities LLC will receive reasonable and customary compensation. CBIZ also has agreed to reimburse Banc of America Securities LLC for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Banc of America Securities LLC against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. In the ordinary course of its trading and brokerage activities, Banc of America Securities LLC and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of CBIZ.

     CBIZ has retained D. F. King & Co., Inc. to act as information agent and Fifth Third Bank to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and depositary will receive reasonable and customary compensation for their services as information agent and depositary, will be reimbursed by CBIZ for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     Fifth Third Bank administers the CBIZ Business Services Employee Stock Investment Plan and will receive reasonable and customary compensation for its services as plan administrator in connection with the tender offer and will be reimbursed for certain out-of-pocket costs.

     No fees or commissions will be payable by CBIZ to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. CBIZ, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of CBIZ, the dealer manager, the information agent or the depositary for purposes of the tender offer. CBIZ will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 8 in the letter of transmittal.

SECTION 16. MISCELLANEOUS.

     CBIZ is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If CBIZ becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, CBIZ will make a good faith effort to comply with the applicable law. If, after such good faith effort, CBIZ cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of CBIZ by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CBIZ has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning CBIZ.

     CBIZ has not authorized any person to make any recommendation on behalf of CBIZ as to whether stockholders should tender or refrain from tendering shares in the tender offer or as to the price or prices at which stockholders may choose to tender shares. CBIZ has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by CBIZ or the dealer manager.

June 10, 2003

     The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    THE DEPOSITARY FOR THE TENDER OFFER IS:

                                FIFTH THIRD BANK


                   BY MAIL:                                  BY HAND DELIVERY:
           Corporate Trust Services                       Corporate Trust Services
            Mail Drop 10AT66-4129                            580 Walnut Street
           38 Fountain Square Plaza                              4th Floor
           Cincinnati, Ohio, 45202                         Cincinnati, Ohio 45202

                                 BY FACSIMILE:

                        (For Eligible Institutions Only)
                                 (513) 534-8909

                          FOR CONFIRMATION TELEPHONE:

                           Toll Free: (800) 837-2755
                             Local: (513) 534-5320

     Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or the dealer manager at their respective locations and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

                 THE INFORMATION AGENT FOR THE TENDER OFFER IS:

                             D. F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005

                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 269-5550

                       ALL OTHERS PLEASE CALL TOLL-FREE:
                                 (800) 269-6427

                  THE DEALER MANAGER FOR THE TENDER OFFER IS:

                         BANC OF AMERICA SECURITIES LLC
                               9 West 57th Street
                            New York, New York 10019
                              Call: (212) 583-8564